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                            SKY ALLAND RESEARCH, INC.

                              AMENDED AND RESTATED
                             ARTICLES SUPPLEMENTARY

         Sky Alland Research, Inc., a Maryland corporation having its principal office in Laurel, Maryland (hereinafter called the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article SEVENTH of the Articles of Incorporation of the Corporation (the "Charter"), the Board of Directors has duly divided and classified 750,000 shares of the capital stock of the Corporation into a series designated Convertible Preferred Stock, Series E with a par value of $0.01 per share (the "Preferred Stock") and has authorized the issuance of such series.

         SECOND: These Amended and Restated Articles Supplementary hereby amend and restate the Articles Supplementary of the Corporation with respect to the Preferred Stock executed on behalf of the Corporation on the 21st day of May, 1991.

         THIRD: A description of the Preferred Stock, including the preferences and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and other terms and conditions is as follows:

                           1.       DIVIDEND PROVISIONS.  The holders of shares
of the Preferred Stock shall be entitled to receive no dividends until January 1, 1994, provided that if the Corporation declares or pays any cash dividend prior to January 1, 1994 with respect to any of the Common Stock, Series C Preferred Stock, Series D Preferred Stock or other shares of stock of the Corporation ranking junior to the Preferred Stock (collectively, the "Junior Shares"), the holders of the Preferred Stock shall participate fully in such dividend and shall receive, per share of Preferred Stock, a dividend equal to the product of (a) the per share amount of such cash dividend declared or paid with respect to the Junior Shares, multiplied by (b) the number of shares (including fractional shares) of Common Stock into which each share of Preferred Stock is then convertible. Commencing January 1, 1994, dividends shall accrue at the rate of 10% per annum on the aggregate investment in shares of the Preferred Stock outstanding. Such dividends will be payable semi-annually (i) to holders of record at the close of business on June 30 and December 31 of each year for which the dividends are payable, and (ii) to holders who converted their Preferred Stock within the six month period ending on June 30 or December 31 for which


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dividends are payable, pro rata for such time during the period in which the holders held their Preferred Stock. Dividends so payable shall be paid out of any assets legally available therefor within 30 days of the foregoing record dates for the period with respect to which the dividends are payable. No dividends shall be declared or paid by the Corporation with respect to any Junior Shares unless all accrued dividends payable with respect to any Junior Shares unless all accrued dividends payable with respect to the Preferred Stock have been paid in full by the Corporation. If no assets are legally available for the payment of any dividend when due, the Corporation shall pay dividends pro rata of such amount as is legally available therefor, and dividends not paid shall cumulate and shall be paid at such time as the Corporation has assets legally available therefor.

                           2.       LIQUIDATION PREFERENCE.  The holders of the
Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any other shares of capital stock of the Corporation, except for the Series B Preferred Stock of the Corporation which shall be entitled to preferential payment upon liquidation, amounts paid to the Corporation in respect of the Preferred Stock, together with all accrued but unpaid dividends thereon, as a preference upon liquidation. The holders of the Preferred Stock shall be entitled, on a preferential basis over the holders of all Junior Shares, to share before such holders in all amounts distributable upon the liquidation of the Corporation but after the payment of the liquidation preference of the Series B Preferred Stock of the Corporation. If amounts distributable to the holders of the Preferred Stock upon liquidation of the Corporation are insufficient to pay all amounts due to the holders of the Preferred Stock pursuant to this paragraph, then such amount shall be allocated and distributed ratably among the holders of the Preferred Stock.

                           3.       CONVERSION.  The holders of the Preferred
Stock shall have conversion rights as follows:

                                    (a)     CONVERSION AT THE OPTION OF THE
HOLDERS. Each share of Preferred Stock shall be convertible at any time, at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Preferred Stock, into one fully paid and nonassessable share of Common Stock of the Corporation.

                                    (b)     MECHANICS OF CONVERSION.  Before any
holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election


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to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of holders or such shares of Common Stock as of such date.

                                    (c)     RECAPITALIZATIONS.  If at any time
or from time to time there shall be a recapitalization of the Common Stock, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise to which a holder of Common Stock would have been entitled on such recapitalization.

                                    (d)     STOCK SPLITS AND REVERSE SPLITS.  In
case at any time the Corporation shall subdivide its outstanding shares of Common Stock into a greater number of shares, whether through a stock split, stock dividend or otherwise, the number of shares of Common Stock issuable upon conversion of the Preferred Stock prior to such split shall be proportionately increased, and conversely, in case at any time the Corporation shall combine its outstanding shares of Common Stock into a smaller number of shares, the number of shares of Common Stock issuable upon conversion of the Preferred Stock prior to such combination shall be proportionately reduced.

                                    (e)     CONVERSION UPON QUALIFYING
UNDERWRITING. All outstanding shares of Preferred Stock will be automatically converted upon the consummation by the Company of an offering pursuant to an underwriting agreement in which the Company commits to register Common Stock and obtains at least $5,000,000 gross proceeds from such offering at a price of at least $4.00 per share (a "Qualifying Underwriting").

                                    (f)     RESERVATION OF STOCK ISSUABLE UPON
CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock solely for the purpose of effecting the conversion of the share of the Preferred Stock into such equal number of shares of Common Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the


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Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                           4.       PIGGY-BACK REGISTRATION RIGHTS.  If at any
time after a Qualifying Underwriting the Corporation proposes for any reason to register any of its Common Stock under the federal Securities Act of 1933, it will each such time promptly give written notice of its intention to register Common Stock to holders of then outstanding Common Stock received upon conversion of Preferred Stock. Each such holder shall thereupon have the right, which right must be exercised in writing to the Corporation within 30 days of receipt of such notice, to require the Corporation to thereupon register such Common Stock, subject to the terms and conditions set forth below. In the event that any registration pursuant to this section will be, in whole or in part, an underwritten offering of securities of the Corporation, the Corporation will arrange for the Common Stock requested to be registered pursuant to this section to be included in the underwriting on the same terms and conditions as the Common Stock otherwise being sold through underwriters under such registration. However, if the managing underwriter reasonably determines and advises in writing that the inclusion of all such converted Common Stock covered by the requests for registration made under this section would interfere with the successful marketing of the securities being sold by the Corporation for its own account in such registration, then the requisite number of such Common Stock as specified by the managing underwriter will be excluded from the underwritten portion of the public offering, on a pro rata basis among the prior holders of the Preferred Stock requesting such registration, and such excluded Common Stock will be withheld from the market by the holders thereof for a period, not to exceed one year, which the managing underwriter reasonably determines is necessary in order to effect the underwritten portion of the public offering.

                           5.       VOTING RIGHTS.  The holder of the Preferred
Stock shall have the right to vote, on a pari passu basis, upon any matter which holders of Common Stock are entitled to vote, except as otherwise may be provided by law, and except that the holders of the Preferred Stock shall be entitled to vote as a separate class with respect to any amendment to the Articles of Incorporation of the Corporation affecting the terms of the Preferred Stock.

                           6.       RIGHTS OF REDEMPTION.  All outstanding
unconverted shares of Preferred Stock must be redeemed by the Corporation at $2.00 per share plus any accrued but unpaid


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dividends thereon on April 30, 1998. The holders of the Preferred Stock shall have no right of redemption with respect to the Preferred Stock.

                           7.       STATUS OF CONVERTED STOCK.  In the event any
shares of Preferred Stock shall be converted pursuant thereto, the shares so converted shall be cancelled and shall not be reissued by the Corporation.

                           8.       PREEMPTIVE RIGHTS.

                                    (a)     The holders of the Preferred Stock
and Common Stock received upon conversion of any shares of the Preferred Stock (collectively, the "Eligible Securities") shall have the right to purchase upon the price and terms most favorably offered any shares of Common Stock of the Corporation, or any warrants, options, or other rights to purchase such shares or any securities convertible into or exchangeable for such shares, on the terms and conditions set forth in this Section 8.

                                    (b)     The preemptive rights granted hereby
shall be exercisable in proportion to the number of shares of Eligible Securities held by each holder of Eligible Securities at the time such preemptive rights arise, such proportion to be determined by calculating the ratio of (i) the number of Eligible Securities held by such holder to (ii) the aggregate number of outstanding shares of Common Stock of the Corporation (assuming the conversion of all outstanding convertible securities and the exercise of all outstanding options, warrants or other rights to acquire Common Stock).

                                    (c)     In connection with a proposed
issuance by the Corporation of any securities giving rise to the preemptive rights granted hereby, the Corporation shall give to each holder of Eligible Securities written notice stating its intention to sell such securities and containing a description of the price and general terms of the proposed sale. Such notice shall also contain an unconditional offer by the Corporation to sell to each holder of Eligible Securities such holder's proportionate share of the Common Stock or other securities of the Corporation described in the notice on the same terms and conditions set forth therein. Each holder of Eligible Securities receiving the notice from the Corporation described herein must exercise his preemptive rights within 30 days of receiving such notice by delivering written notice of such exercise to the Corporation, and must deliver to the Corporation the purchase price in cash within 15 days following such exercise. Any holder of Eligible Securities who fails to exercise his preemptive rights in the manner described herein shall be deemed to have waived his preemptive rights with respect to the subject securities. Any waiver of preemptive rights to acquire any securities of the Corporation shall be


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effective for a period of 90 days following the effective date of such waiver, and the Corporation may issue and sell such securities during such period without further offer or notice to any holder of Eligible Securities waiving his preemptive rights.

                                    (d)     Notwithstanding the foregoing,
holders of Eligible Securities shall have no preemptive rights with respect to any securities of the Corporation in the following cases:

                                            (i)     When the securities are
being issued in consideration of services performed or to be performed;

                                            (ii)    When the securities are
being issued in consideration of the transfer of tangible personal property to the Corporation;

                                            (iii)   When the securities are
being issued in consideration of the transfer of intangible personal property to the Corporation;

                                            (iv)    When the securities are
being issued in consideration of the transfer of real property to the Corporation;

                                            (v)     When the securities are
being issued as dividends of the Corporation;

                                            (vi)    When the securities are
being issued in exchange for other outstanding securities of the Corporation;

                                            (vii)   When the securities are
being issued upon exercise of any right or option issued by the Corporation prior to the date of these Articles Supplementary;

                                            (viii)  When the securities are
being issued upon exercise of any option held by an officer, director or employee of the Corporation, which option was granted pursuant to a plan duly adopted by the Board of Directors of the Corporation;

                                            (ix)    When the securities are
being issued pursuant to a recapitalization to which Section 3(c) of these Articles Supplementary applies; or

                                            (x)     When the securities are
being issued in connection with the merger or consolidation of the Corporation.


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         IN WITNESS WHEREOF, Sky Alland Research, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on the 24th day of June, 1991.

ATTEST:                                     SKY ALLAND RESEARCH, INC.

/s/ Suzanne T. Brennan                      By: /s/ William R. Sullivan
-----------------------------                  --------------------------------
Suzanne T. Brennan                                 William R. Sullivan
Secretary                                          President


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         THE UNDERSIGNED, President of Sky Alland Research, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, acknowledges in the name and on behalf of the Corporation that the foregoing Amended and Restated Articles Supplementary are the corporate act of the Corporation and certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                               /s/ WR Sullivan
                                               --------------------------------
                                               William R. Sullivan


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